Exhibit 99.1

Scientific Games Announces First Quarter 2009 Results

Profitability Improvement Program on Track;

Margins and Free Cash Flow Improve

Key Highlights

• Company achieves sequential quarterly improvement in gross margins, adjusted EBITDA, adjusted net income, and free cash flow

• Achieved $4.5 million of Profitability Improvement Program savings; remain on target for full year savings expectations of $15 - $20 million

• Non-GAAP adjusted net income of $21.0 million or $0.22 per share; GAAP net loss of $25.2 million or $0.27 per share

• Domestic “same-store” sales continue to improve; lottery industry retail sales remain resilient in current economic environment

• First quarter 2009 China Sports Lottery instant lottery ticket retail sales reach RMB 2.8 billion, or $408.0 million

• Repurchased $47.0 million of outstanding convertible debentures during the quarter

NEW YORK, May 7, 2009 — Scientific Games Corporation (Nasdaq: SGMS) today reported first quarter 2009 results.

First Quarter 2009 Results

First quarter 2009 revenue was $230.7 million compared to $257.0 million in the first quarter of 2008. The decline in year-over-year revenue was primarily attributable to the impact of operating under the revised terms of previously announced lottery contract awards and the negative impact of foreign exchange rates on reported results.  These declines were offset by validation revenues from instant lottery ticket sales in China, higher sales of terminals in the Lottery Systems Group and growth in the Company’s Diversified Gaming Group.  Excluding the negative impact from foreign exchange rates, revenues would have been $245.5 million in the first quarter of 2009.

Gross profit margins in the first quarter of 2009 were 39% compared to 43% in the first quarter of 2008 and 33% in the fourth quarter of 2008.  The year-over-year decline in gross margins was primarily attributable to the revised terms of previously announced lottery contract awards.  The sequential improvement in gross margins largely reflects the successful launch of instant lottery ticket printing operations in China, savings related to the Profitability Improvement Program, improved profitability on the sales of terminals in the Lottery Systems Group and one-time contract loss accruals in the fourth quarter of 2008.  Excluding the one-time contract loss accruals, gross profit margins were 37% in the fourth quarter of 2008.

Adjusted EBITDA for the first quarter of 2009 was $75.3 million versus $89.9 million in the first quarter of 2008 and $69.8 million in the fourth quarter of 2008.  The year-over-year decline in adjusted EBITDA was primarily related to the impact of new contract awards and $2.2 million of negative impact of foreign exchange rates, offset by $5.5 million of lower selling, general and administrative expenses.  Also, during the quarter, the Company’s joint venture initiated instant lottery ticket production in China.  Throughout the quarter, the joint venture’s printing operations gained considerable operational efficiency by increasing productivity and reducing waste and ended the quarter with impressive margins.

Net loss in the first quarter of 2009 was $25.2 million or $0.27 per share, down from net income of $16.7 million or $0.18 per diluted share in the first quarter of 2008, and versus a net loss of $69.1 million or $0.75 per share in the fourth quarter of 2008.  The net loss in the first quarter of 2009 was primarily attributable to a $33.8 million non-cash valuation allowance against the Company’s deferred tax asset related to its Italian foreign tax credits, $3.2 million of imputed non-cash interest expense related to the Company’s convertible debentures, employee termination costs of $3.9 million and legal costs of $0.9 million associated with the agreement to terminate the Company’s Mexican lottery systems contract, offset by gains from a foreign exchange hedge and from cancellation of indebtedness.  Adjusting for these items, non-GAAP adjusted net income for the first quarter of 2009 was $21.0 million or $0.22 per diluted share, compared to $28.5 million or $0.30 per diluted share in the first quarter of 2008, and $16.5 million or $0.18 per diluted share in the fourth quarter of 2008.

“During the first quarter, lottery retail sales rebounded considerably from the fourth quarter of last year, as evidenced by our customers’ results both domestically and abroad. Since then, lottery retail sales have continued to improve despite the continued weakness in the global economic environment, which attests to the resilience of our business and products and the value we provide to our customers,” commented Joe Wright, Chief Executive Officer of Scientific Games. “We believe that the current economic environment presents us with a considerable opportunity to work with our customers to help them grow their revenues and to expand the lottery industry through additional markets and innovative new products.”

Profitability Improvement Program Initiatives Update

In the fall of 2008, the Company launched its Profitability Improvement Program in order to obtain the synergies from past acquisitions, reduce capital and operating expenses and increase profit margins, free cash flow and return on investment.  The Company is already beginning to benefit from the successful execution of this program, as evidenced by the $1.7 million in selling, general and administrative expense savings and $2.8 million improvement in gross profit, for total savings of $4.5 million from the program in the first quarter of 2009.  The Company was also able to reduce its capital expenditures from $61.3 million in the first quarter of 2008 to $22.4 million in the first quarter of 2009.  Due to the combination of these initiatives, the Company produced free cash flow of $28.0 million in the first quarter of 2009.  The Company utilized this cash flow and cash on hand to reduce total debt outstanding by repurchasing $47.0 million of outstanding convertible debentures during the quarter.

“In the first quarter, all three of our segments experienced sequential gross margin improvements.  This is important because each percentage point increase in gross margin translates into approximately $10 million of annual earnings before taxes,” commented Wright.  “The $4.5 million of savings achieved in the first quarter under the Profitability Improvement Program, along with our expectation that these savings will accelerate throughout the year, keeps us on track for the estimated $15 to $20 million of cost savings in 2009 and another $15 to $20 million of cost savings in 2010.  We believe that these savings and our other previously announced initiatives will not only allow the Company to remain resilient in the current economic environment, but also position us to take advantage of our inherent earnings leverage in the years to come.”

Business Highlights

• China Sports Lottery launched the first RMB 20 ticket in April of 2009

• Italian instant ticket sales grew 5% year-over-year to €2.6 billion in the first quarter of 2009

• Global Draw installed base grew 31% year-over-year to 15,371 in the first quarter of 2009

• Games Media installed base more than quadrupled from the first quarter 2008 to 1,894 in the first quarter of 2009

Printed Products Group

In the first quarter of 2009, Printed Products Group revenue, which represented 50% of the Company’s total revenue, was $114.7 million compared to $135.9 million in the first quarter of 2008.  The decline in revenue was primarily attributable to the revised terms of the Florida cooperative services contract that commenced in the fourth quarter of 2008, the impact of a new contract in the U.K., where the positive long-term effect of moving to participation-based revenue was offset by the short-term requirement to work through existing inventory, and $5.1 million of negative impact from foreign exchange rates.  The decline was partially offset by a year-over-year increase in domestic “same-store” sales.  Excluding the negative impact of foreign exchange rates, Printed Products Group revenues would have been $119.8 million in the first quarter of 2009.   Excluding the impact of the revised terms of the Florida and Georgia contracts and sales to Italy, domestic “same-store” service sales increased approximately 1% in the first quarter of 2009.

Printed Products Group gross profit margin in the first quarter of 2009 was 39% compared to 43% in the first quarter of 2008 and 36% in the fourth quarter of 2008.  The year-over-year decline in gross margins was primarily attributable to revised terms of the Florida and Georgia contracts.  The sequential improvement in gross profit margin in the first quarter of 2009 from the fourth quarter of 2008 was due largely to the successful launch of instant ticket printing operations in China and $1.7 million of savings related to the Company’s Profitability Improvement Program.

Printed Products Group adjusted EBITDA in the first quarter of 2009 was $34.4 million compared to $44.4 million in the first quarter of 2008 and $35.5 million in the fourth quarter of 2008.  The year-over-year decline in adjusted EBITDA was primarily attributable to the above-mentioned factors, partially offset by $1.8 million of savings achieved through the Company’s Profitability Improvement Program.

“First quarter domestic instant ticket retail sales declined year-over-year by approximately 1.0% but increased 8.0% from the fourth quarter of 2008 and continue to strengthen.  In fact, some states are reporting record results,” commented Wright. “The states that are having the most success are doing so through more effective marketing and enhanced product mix.  We believe our Company can offer tremendous value to our customers by supporting them with these efforts.”

In December 2008, through a joint venture with a local partner, the Company commenced the production of instant lottery tickets in China for the China Sports Lottery.  Beginning in 2009, the revenues and expenses related to the instant lottery ticket production in China are reflected as equity earnings in joint ventures and are no longer recognized in the Company’s revenue and expense line items.  The commencement of production by the joint venture resulted in a $14.3 million sequential reduction in revenue from the fourth quarter of 2008 to the first quarter of 2009.

Michael R. Chambrello, President and Chief Operating Officer, commented, “The China Sports Lottery instant ticket program continued to build on its success from 2008 as first quarter 2009 retail sales reached RMB 2.8 billion, or $408.0 million.  This is a stellar achievement considering we launched local production in late December 2008.” Mr. Chambrello added, “The expansion of local production remains on target with a second printing press scheduled to be operational later this month, which is expected to allow us to fulfill demand for instant tickets for the foreseeable future.  In late April, we were able to launch the first RMB 20 instant ticket and we remain tremendously enthusiastic about the instant ticket market in China.  Our Company is grateful for the steadfast support we continue to receive from our customers and all of our local partners.”

Lottery Systems Group

In the first quarter of 2009, Lottery Systems Group revenue, which represented 28% of the Company’s total revenue, was $65.9 million compared to $62.4 million in the first quarter of 2008.  The increase in revenue was primarily attributable to higher lottery terminal sales and $5.2 million of China instant ticket validation service revenue.  The increase in revenue was partially offset by the revised terms of the Pennsylvania and Connecticut Lottery Systems contracts and the negative impact of foreign exchange rates.  Excluding the negative impact of foreign exchange rates, Lottery Systems Group revenue would have been $67.8 million in the first quarter of 2009.  Excluding the impact of new contract awards in Pennsylvania and Connecticut and the loss of the South Carolina contract, domestic “same-store” service sales declined less than 1% in the first quarter of 2009.

Lottery Systems Group gross profit margins were 38% in the first quarter of 2009 compared to 45% in the first quarter of 2008 and 24% in the fourth quarter of 2008.  The year-over-year decline in gross margins was primarily attributable to the revised terms of the Pennsylvania and Connecticut Lottery Systems contracts.  The sequential improvement in gross margins is largely attributable to improved profitability on the sale of lottery terminals, $0.5 million related to the Profitability Improvement Program and one-time contract loss accruals in the fourth quarter of 2008.  Excluding the one-time contract loss accruals, fourth quarter 2008 gross margins were 34%.

Lottery Systems Group adjusted EBITDA in the first quarter of 2009 was $19.4 million compared to $19.0 million in the first quarter of 2008 and $18.0 in the fourth quarter of 2008.  The year-over-year change in adjusted EBITDA was attributable to the above-mentioned factors and $0.7 million of negative impact from foreign exchange rates, which was more than offset by $1.6 million of savings achieved through the Company’s Profitability Improvement Program.  Excluding the negative impact of foreign exchange rates, Lottery Systems Group adjusted EBITDA would have been $20.1 million.

“Despite the weak economy and relatively flat year-over-year jackpot rolls in the quarter, domestic online lottery retail sales were down approximately 2% but increased 7.5% from the fourth quarter of 2008, again proving the resiliency of our products and markets.  Furthermore, we are encouraged by the industry-wide effort between lotteries, vendors and regulators to attempt to change the scope of the online product mix, which could meaningfully improve industry growth and profitability,” commented Mr. Chambrello. “In the meantime, we are continuing to focus on expense management and reducing capital needs.”

Diversified Gaming Group

In the first quarter of 2009, Diversified Gaming Group revenue, which represented 22% of the Company’s total revenue, was $50.1 million compared to $58.7 million in the first quarter of 2008.  The decrease in revenue was primarily attributable to the negative impact of foreign exchange rates and decreased sales from Games Media, reflecting the expected decline in sales of analog AWP terminals as a result of the roll-out of digital AWP terminals, which are being deployed under revenue participation agreements, partially offset by increased service revenues from Global Draw and Games Media.  Excluding the negative impact of foreign exchange rates, Diversified Gaming Group revenue would have been $57.9 million in the first quarter of 2009.

Diversified Gaming Group gross profit margin in the first quarter of 2009 was 38% compared to 39% in the first quarter of 2008 and 38% in the fourth quarter of 2008.  Diversified Gaming Group gross margins remained essentially flat as the decline in gross margins in the Company’s Racing and Venue Management businesses were offset by increased gross margins from Global Draw.

Diversified Gaming Group adjusted EBITDA in the first quarter of 2009 was $14.9 million compared to $18.4 million in the first quarter of 2008 and $16.4 million in the fourth quarter of 2008.  The year-over-year decrease in adjusted EBITDA was primarily attributable to the above-mentioned factors and $3.0 million of negative impact from foreign exchange rates.  This decline was partially offset by an improvement in Global Draw and Games Media adjusted EBITDA and $1.2 million of savings achieved through the Company’s Profitability Improvement Program.  Excluding the negative impact of foreign exchange rates, Diversified Gaming Group adjusted EBITDA would have been $17.9 million.

Mr. Chambrello stated, “Global Draw and Games Media continue to drive revenues for our customers and as a result have grown their terminal installed bases throughout the U.K.  In the first quarter of 2009, Global Draw’s terminal installed base grew to 15,371 terminals from 11,746 in the first quarter of 2008 and Games Media installed terminal base grew to 1,894 terminals from 346 over the same period.  In addition, during the first quarter, we placed Global Draw terminals in the Caribbean, Malta and Slovakia, which represent three significant new markets and customers for us.  Going forward, we intend to capitalize on new opportunities provided by our key strategic alliances to expand Global Draw’s terminal footprint outside the U.K.  We continue to see Global Draw and Games Media as growth drivers for the Company.”

Financial Highlights

• Amended credit agreement to provide greater operational and financial flexibility

• Reduced indebtedness by repurchasing $47.0 million of outstanding convertible debentures

• Deferred payment of a substantial portion of Global Draw earn-out until 2011

• Strong balance sheet, with over $300 million of cash and liquidity available

Effective Tax Rate

U.S. GAAP requires a valuation allowance to be established in the event that an enterprise is unable to determine with sufficient certainty that it can realize a deferred tax asset.  As a result of the Company’s ongoing participation in its successful Italian joint venture, the Company has accumulated significant foreign tax credits (“FTC”) over the last three years.  During the first quarter of 2009, management was unable to complete plans to utilize its accumulated FTC during the carry-forward period.  Consequently, the Company established a valuation allowance of $33.8 million against the deferred tax asset related to its FTC carry-forward.  In addition, the Company did not reflect the benefit from the estimated 2009 creditable foreign taxes in its 2009 tax rate.  The Company continues to actively explore tax planning strategies to utilize these

FTCs within the carry-forward period.  Should those efforts succeed, the valuation allowance will be reversed.  The Company currently expects to pay de minimis cash taxes in 2009.

Liquidity and Capital Resources

At March 31, 2009, the Company had cash and cash equivalents of $108.7 million and availability of $196.0 million under its senior secured revolving credit facility, after accounting for outstanding letters of credit, for a total of over $300 million of available cash and liquidity available.  On March 27, 2009, we entered into an amendment to the Company’s credit agreement in order to provide us with enhanced operating and financial flexibility. During the first quarter of 2009, the Company repurchased approximately $47.0 million of face value of its outstanding convertible debentures, resulting in total debt outstanding of $1.2 billion at the end of the first quarter.

On May 7, 2009, the Company entered into an agreement with the principal selling shareholder and key management of Global Draw related to the earn-out and contingent bonuses that were payable to them in connection with the Company’s 2006 acquisition.  Based on the performance of the business, the total amount payable was determined to be approximately £60.6 million, or $89.7 million, of which approximately £30.5 million, or $45.2 million, was paid on May 7, 2009.  Approximately £28.1 million, or $41.6 million, of the total amount payable was deferred under the terms of two-year, unsecured promissory notes issued (or to be issued) by certain of the Company’s foreign subsidiaries (and guaranteed by the Company and certain of its U.S. subsidiaries).  The earn-out balance of approximately £2.0 million, or $2.9 million, is scheduled to be paid by September 30, 2009.

“During the quarter, we opportunistically amended our credit agreement and subsequently restructured the Global Draw earn-out in order to substantially improve our financial flexibility and liquidity in the challenging current credit environment,” commented Jeff Lipkin, Chief Financial Officer of Scientific Games.  “These achievements, along with our focus on free cash flow generation, should allow us to further strengthen our balance sheet, increase our liquidity, fund growth opportunities and further reduce debt going forward.”

Convertible Debentures

A market price event did not occur for the quarter ended March 31, 2009 and, accordingly, the Convertible Debentures are not convertible during the current quarter ending June 30, 2009.  During the first quarter of 2009, the average price of the Company’s common stock was lower than the conversion price of the Convertible Debentures.  Therefore, no shares related to the Convertible Debentures were included in the Company’s weighted-average diluted common shares outstanding for the three months ended March 31, 2009.

Conference Call Details

We invite you to join our conference call tomorrow at 8:30 a.m. Eastern Standard Time.  To access the call live via webcast please visit www.scientificgames.com and click on the webcast link under the Investors tab.  To access the call by telephone, please dial (866) 202-4683 (US & Canada) or (617) 213-8846 (International) fifteen minutes before the start of the call.  The Conference ID# is 45096942.  The call will be archived for replay on the Company’s website for 30 days.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries worldwide, a leading supplier of server-based gaming machines and systems, Amusement and Skill with Prize betting terminals, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games’ customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Company Contact:

Investor Relations

Scientific Games

212-754-2233

Forward-Looking Statements

In this press release the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward- looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions in the Company’s markets; technological change; retention and renewal of existing contracts and entry into new contracts; availability and adequacy of cash flow to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; seasonality; ability to enhance and develop successful gaming concepts; dependence on suppliers and manufacturers; liability for product defects; factors associated with foreign operations; influence of certain stockholders; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Disclosure

EBITDA, as included herein, represents net income plus income tax expense, interest expense, and depreciation and amortization expenses, net of other income. EBITDA is included in this document as it is a basis upon which the Company assesses its financial performance, and it provides useful information regarding the Company’s ability to service its debt. In addition, EBITDA is useful to investors in evaluating the Company’s financial performance because it is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance and leverage. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles (GAAP) as measures of the Company’s profitability or liquidity.

Free cash flow, as included herein, represents net cash provided by operations less capital expenditures, wagering systems expenditures and other intangible assets and software expenditures.  Free cash flow is included in this document as it is a basis upon which the Company evaluates its liquidity, ability to service debt and fund capital expenditures.

EBITDA, adjusted EBITDA, non-GAAP adjusted net income, diluted non-GAAP adjusted net income per share and free cash flow are non-GAAP financial measures that are presented as supplemental disclosures and are reconciled to the nearest comparable GAAP measures in financial schedules accompanying this release. In calculating the adjusted financial measures, the Company excludes certain items in order to better facilitate an understanding of the Company’s operating performance.

The Company’s management uses these adjusted financial measures in conjunction with GAAP financial measures to monitor and evaluate the performance of the Company’s business operations; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company’s management believes that these adjusted financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. The Company’s management also believes that because it has historically provided such adjusted non-GAAP financial measures in its earnings releases, continuing to do so provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company’s management believes that the presentation of the adjusted non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with financial information that can be useful in assessing the Company’s financial condition and operating performance.

The adjusted financial measures should not be considered in isolation of, as a substitute for or superior to the financial information prepared in accordance with GAAP. The adjusted financial measures as defined in this press release may differ from similarly titled measures presented by other companies. The adjusted financial measures, as well as other information in this press release should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2008 and 2009

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2009
Operating revenues:
Services	$233,953	210,338
Sales	23,054	20,352
	257,007	230,690
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	130,378	125,762
Cost of sales (exclusive of depreciation and amortization)	16,844	15,422
Selling, general and administrative expenses	47,016	41,486
Employee termination costs	2,772	3,920
Depreciation and amortization	34,504	31,143
Operating income	25,493	12,957
Other (income) deductions:
Interest expense	17,145	18,809
Equity in earnings of joint ventures	(16,859)	(15,098)
Other (income) expense	50	(4,205)
	336	(494)
Income before income tax expense	25,157	13,451
Income tax expense	8,494	38,641
Net income (loss)	$16,663	(25,190)

Basic and diluted net income per share:
Basic net income (loss)	$0.18	(0.27)
Diluted net income (loss)	$0.18	(0.27)
Weighted average number of shares
Basic shares	93,314	92,539
Diluted shares	94,718	92,539

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2008 and March 31, 2009

(Unaudited, in thousands)

	December 31,	March 31,
	2008	2009
Assets:
Cash and cash equivalents	$140,639	108,703
Other current assets	371,139	345,678
Property and equipment, net	575,479	560,175
Long-term assets	1,095,196	1,138,976
Total assets	$2,182,453	2,153,532

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$43,384	43,152
Other current liabilities	217,300	287,315
Long-term debt, excluding current portion	1,196,083	1,153,931
Other long-term liabilities	129,857	122,386
Stockholders’ equity	595,829	546,748
Total liabilities and stockholders’ equity	$2,182,453	2,153,532

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended March 31, 2008 and 2009

(Unaudited, in thousands)

	Three Months Ended March 31, 2008
	Printed	Lottery	Diversified
	Products	Systems	Gaming
	Group	Group	Group	Totals

Service revenues	$127,226	54,646	52,081	233,953
Sales revenues	8,671	7,764	6,619	23,054
Total revenues	135,897	62,410	58,700	257,007
Cost of services (1)	70,813	28,649	30,916	130,378
Cost of sales (1)	6,245	5,872	4,727	16,844
Selling, general and administrative expenses	14,969	9,278	6,783	31,030
Employee termination costs	2,772	—	—	2,772
Depreciation and amortization (2)	9,976	14,974	9,285	34,235
Segment operating income	$31,122	3,637	6,989	41,748
Unallocated corporate expense				16,255
Consolidated operating income				$25,493

	Three Months Ended March 31, 2009
	Printed	Lottery	Diversified
	Products	Systems	Gaming
	Group	Group	Group	Totals

Service revenues	$110,077	52,068	48,193	210,338
Sales revenues	4,590	13,869	1,893	20,352
Total revenues	114,667	65,937	50,086	230,690
Cost of services (1)	67,094	28,875	29,793	125,762
Cost of sales (1)	2,601	11,808	1,013	15,422
Selling, general and administrative expenses	11,523	7,490	5,176	24,189
Employee termination costs	2,016	125	433	2,574
Depreciation and amortization (2)	7,679	10,732	12,557	30,968
Segment operating income	$23,754	6,907	1,114	31,775
Unallocated corporate expense				17,472
Corporate employee termination costs				1,346
Consolidated operating income				$12,957

(1) Exclusive of depreciation and amortization

(2) Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF NON-GAAP ADJUSTED NET INCOME

(Unaudited, in thousands)

	Three Months Ended March 31,		Three Months Ended December 31,
	2008	2009	2008

Net income (loss)	$16,663	(25,190)	(69,067)
Less: Income tax expense	8,494	38,641	(22,320)
Income before income tax expense	25,157	13,451	(91,387)
Add: Stock compensation charges	8,518	11,278	9,774
Add: Employee termination costs	2,772	3,920	10,923
Add: Global Draw earn-out	1,776	—	930
Add: Lottery Systems Mexico legal costs	—	900	—
Add: Lottery Systems contract impairment	—	—	7,831
Add: Asset impairment charges	—	—	76,158
Add: Gain on early extinguishment of debt	—	(2,288)	—
Add: Gain on forward contract	—	(718)	—
Add: Imputed interest in convertible debt	3,261	3,150	3,262
Non-GAAP net income before income tax expense	41,484	29,693	17,491
Non-GAAP income tax expense	12,989	8,663	945
Non-GAAP adjusted net income	28,495	21,030	16,546

Diluted non-GAAP adjusted net income per share	$0.30	$0.22	$0.18
Diluted GAAP net income (loss) per share	$0.18	$(0.27)	$(0.75)
Weighted average number of shares used in per share calculations	94,718	92,539	92,704
Non-GAAP weighted average number of shares used in per share calculations	94,718	93,585	93,895

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended March 31,		Three Months Ended December 31,
	2008	2009	2008

Net income (loss)	$16,663	(25,190)	(69,067)
Add: Income tax expense	8,494	38,641	(22,320)
Add: Depreciation and amortization expense	34,504	31,143	112,543
Add: Interest expense, net of other income or loss	17,195	14,604	19,148
EBITDA	$76,856	59,198	40,304

Add: Employee termination costs	2,772	3,920	10,923
Add: Global Draw earn-out	1,776	—	930
Add: Lottery Systems Mexico legal costs	—	900	—
Add: Lottery Systems contract impairment	—	—	7,831
Add: Stock compensation charges	8,518	11,278	9,774
Adjusted EBITDA	$89,922	75,296	69,762

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO SEGMENT ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2008	2009	2008

Printed Products Group operating income	$31,122	23,754	15,679
Add: Depreciation and amortization expense	9,976	7,679	14,363
Printed Products Group EBITDA	41,098	31,433	30,042

Add: Printed Products Employee termination costs	2,772	2,016	4,441
Add: Stock compensation charges	482	958	973
Adjusted Printed Products Group EBITDA	$44,352	34,407	35,456
Less: Impact of foreign exchange rates		(1,503)
Adjusted EBITDA, excluding foreign exchange rates		32,904

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2008	2009	2008

Lottery Systems Group operating income	$3,637	6,907	(73,212)
Add: Depreciation and amortization expense	14,974	10,732	79,999
Lottery Systems Group EBITDA	18,611	17,639	6,787

Add: Lottery Systems Employee termination costs	—	125	2,576
Add: Lottery Systems Mexico legal costs	—	900	—
Add: Lottery Systems contract impairment	—	—	7,831
Add: Stock compensation charges	380	755	803
Adjusted Lottery Systems Group EBITDA	$18,991	19,419	17,997
Add: Impact of foreign exchange rates		652
Adjusted EBITDA, excluding foreign exchange rates		20,071

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2008	2009	2008

Diversified Gaming Group operating income	$6,989	1,114	(889)
Add: Depreciation and amortization expense	9,285	12,557	14,800
Diversified Gaming Group EBITDA	16,274	13,671	13,911

Add: Global Draw earn-out	1,776	—	930
Add: Diversified Gaming Employee termination costs	—	433	1,152
Add: Stock compensation charges	304	764	396
Adjusted Diversified Gaming Group EBITDA	$18,354	14,868	16,389
Add: Impact of foreign exchange rates		3,027
Adjusted EBITDA, excluding foreign exchange rates		17,895

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF FOREIGN EXCHANGE IMPACT ON TOTAL REVENUES

(Unaudited, in thousands)

	Three Months Ended March 31, 2009
	Printed	Lottery	Diversified
	Products	Systems	Gaming
	Group	Group	Group	Totals

Total revenues	114,667	65,937	50,086	230,690
Impact of foreign exchange rates	5,148	1,834	7,783	14,765
Adjusted total revenues	$119,815	67,771	57,869	245,455

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF FREE CASH FLOW

(Unaudited, in thousands)

	Three Months Ended March 31,
	2008	2009

Net cash provided by operations	$35,716	50,375
Less: Capital expenditures	(3,680)	(765)
Less: Wagering systems expenditures	(46,600)	(14,113)
Less: Other intangible assets and software expenditures	(11,031)	(7,525)
Free cash flow	$(25,595)	27,972